                                                                   EXHIBIT 10.10

[Constant Contact letterhead]

                                       December 1, 2005

Steven R. Wasserman
16 Liberty Road
Medway, MA 02053

Dear Steven:

It is my pleasure to present you with an offer to join Constant Contact. As the industry leader in permission-based email marketing for small and medium businesses, the prospects for future growth and overall success depend largely on the talent and skills of the individuals we bring into the organization. We look forward to your joining Constant Contact and the beginning of a mutually rewarding relationship!

The following sets forth the terms and conditions of our offer of employment to you:

     - You will be hired as our Vice President and Chief Financial Officer, reporting to me, Gail Goodman, Chief Executive Officer.

     - Your starting base pay shall be at a semi-monthly rate of $6,875.00 (annualized this equates to $165,000). You will be paid in accordance with the Company's normal payroll practices as established or modified from time to time

     - You will have an additional incentive compensation plan with an annualized target of $40,000.00. The incentive compensation targets will be set by the Board of Directors.

     - Associated with the position will be participation in the Company's Stock Option Plan, through an option granted you to acquire (or, at your election, you will be granted restricted shares of company common stock) aggregating 147,700 shares of company common stock, representing approximately 1% of Constant Contact's common shares on a fully-diluted basis (including unissued stock options). For these shares; (A) the grant will be made on December 8,2005 on terms set forth below or as otherwise govern equity grants / awards to members of the company's executive team; (B) the grant shall vest twenty-five percent (25%) after one full year of service and six and a quarter percent (6.25%) per quarter thereafter; (C) not withstanding (B), if there is a change of control respecting the company, 50% of all unvested option (or restricted) shares shall immediately vest, and all remaining unvested option (or restricted) shares shall immediately vest if you are thereafter terminated within the first year after a change of control; (D) the option exercise (or restricted share purchase) price shall be $0.08 per share of company common stock.

     - You will be entitled to participate in all company compensatory plans and arrangements in which other members of the company's executive team are eligible to participate on the same basis as such other executive team members.

     - We confirm that you and your dependents will be immediately eligible to participate in, and to be covered under, the company's medical PPO benefit plan, without delay or regard to any re-existing condition.

     - If your employment with Constant Contact is terminated, without cause or if there is a significant change in responsibilities or location that is unacceptable to you, you will be offered a severance package equal to six months salary and to medical coverage for your and your dependents for six months after the date of your termination.

     - Your employment with Constant Contact will begin on DECEMBER 12, 2005 or as mutually agreed. You will be expected to devote all of your working time to the performance of your duties at Constant Contact throughout your employment with the Company. No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment with Constant Contact is "at-will" and may be terminated by you or Constant Contact at any time for any reason.

     -    This offer is in effect until December 7, 2005.

Administaff sponsors and administers our employee benefit plans. The Company reserves the right to change or discontinue any of its health and welfare benefits and/or policies and procedures, as it deems appropriate

It is the Company's understanding that you have made no agreements with any other party that would restrict you from being employed by the Company in this role. It is necessary for you to sign the Company's Nondisclosure, Noncompetition and Developments Agreement, a copy of which is enclosed with this letter.

Your employment with Constant Contact is conditioned on your eligibility to work in the United States. On your first day of employment you must complete an 1-9 Form and provide Constant Contact with any of the accepted forms of identification specified on the 1-9 Form.

Sincerely,


/s/ Gail Goodman
-------------------------------------
Gail Goodman
Chief Executive Officer

ACCEPTED: /s/ Steven R. Wasserman           DATE: 12/7/05
              -------------------                 -------